Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213508) of our report dated June 24, 2019, relating to the financial statements and financial statement schedule of the Johnson Controls Federal Systems, Inc. Retirement Savings Plan which appears in this Form 11-K.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 24, 2019